UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013 (September 30, 2013)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Transfer and Administration Agreement

On September 30, 2013, certain domestic subsidiaries of Greif, Inc. (the “Company”) amended and restated their receivables financing facility (the “Receivables Facility”) with Bank of America, National Association, as the agent, managing agent, administrator and committed investor, and YC SUSI Trust, an affiliate of Bank of America, National Association (collectively, the “Original Purchasers”).

Greif Receivables Funding LLC (“Greif Funding”), Greif Packaging LLC (“Greif Packaging”) and certain other domestic subsidiaries of the Company entered into an Amended and Restated Transfer and Administration Agreement, dated as of September 30, 2013 (the “Amended TAA”), with PNC Bank, National Association, as a committed investor, a managing agent, an administrator and the agent (“PNC”), and various investor groups, managing agents, and administrators, from time to time parties thereto. The Amended TAA, as of September 30, 2013, replaced in its entirety the Existing TAA (as defined in Item 1.02, below), which provided for a $130 million Receivables Facility. The Amended TAA provides for a $170 million Receivables Facility.

Greif Funding is a direct subsidiary of Greif Packaging and is included in the Company’s consolidated financial statements. However, because Greif Funding is a separate and distinct legal entity from the Company, the assets of Greif Funding are not available to satisfy the liabilities and obligations of the Company, Greif Packaging or other subsidiaries of the Company, and the liabilities of Greif Funding are not the liabilities or obligations of the Company or its other subsidiaries.

The Amended TAA provides for the ongoing purchase by PNC of receivables from Greif Funding, which Greif Funding will have purchased from Greif Packaging and certain other domestic subsidiaries of the Company as the originators under the Amended and Restated Sale Agreement, dated as of September 30, 2013 (the “Amended Sale Agreement”). Greif Packaging will service and collect on behalf of Greif Funding those receivables sold to Greif Funding under the Amended Sale Agreement. The maturity date of the Receivables Facility is September 30, 2016, subject to earlier termination as provided in the Amended TAA (including acceleration upon an event of default as provided therein), or such later date to which the purchase commitment may be extended by agreement of the parties. In addition, Greif Funding can terminate the Receivables Facility at any time upon five days prior written notice. The Company has guaranteed the performance by Greif Funding, Greif Packaging and its other participating subsidiaries of their respective obligations under the Amended TAA, the Amended Sale Agreement and related agreements, but has not guaranteed the collectability of the receivables. A significant portion of the proceeds from the Receivables Facility were used to pay the obligations under the Existing TAA, as described in Item 1.02 to this Current Report on Form 8-K. The remaining proceeds will be used to pay certain fees, costs and expenses incurred in connection with the Receivables Facility and for working capital and general corporate purposes.

The Receivables Facility is secured by certain trade accounts receivables relating to the Rigid Industrial Packaging and Paper Packaging businesses of Greif Packaging and other domestic subsidiaries of the Company in the United States and bears interest at a variable rate based on the London InterBank Offered Rate or an applicable base rate, plus a margin, or a commercial paper rate, all as provided in the Amended TAA. Interest is payable on a monthly basis and the principal balance is payable upon termination of the Receivables Facility.

The Amended TAA also contains certain covenants and events of default, including a requirement that the Company and its subsidiaries maintain a certain interest coverage ratio. The interest coverage ratio generally requires that at the end of any fiscal quarter the Company will not permit the ratio of (a) its consolidated net income plus depreciation, depletion and amortization, interest expense (including capitalized interest), income taxes, and minus certain extraordinary gains and non-recurring gains (or plus certain extraordinary losses and non-recurring losses) and plus or minus certain other items for the preceding twelve months (“EBITDA”), to (b) the consolidated interest expense to the extent paid or payable, to be less than 3.00 to 1, during the applicable trailing twelve-month period.

Item 1.02.	Termination of a Material Definitive Agreement.

Greif Funding and Greif Packaging entered into the Transfer and Administration Agreement dated as of December 8, 2008, as amended (the “Existing TAA”), with the Original Purchasers providing for the initial Receivables Facility. On September 30, 2013, proceeds from the Receivables Facility were used to repay the obligations outstanding under the Existing TAA, and the Existing TAA was terminated as of that date. See Item 1.01, above, for a discussion of the Receivables Facility and the Amended TAA.

The Existing TAA provided for a $130 million receivables securitization facility for the Company and certain of its U.S. subsidiaries. The Existing TAA had a maturity date of September 19, 2014, but the parties terminated the Existing TAA by mutual consent, with certain subsidiaries of the Company paying $130,096,378 to discharge all of their outstanding obligations then due and owing. No material early termination penalty was incurred by the Company or any of its subsidiaries in connection with the repayment and termination of the Existing TAA.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(A) Creation of a Direct Financial Obligation

Information concerning the Company’s Amended TAA is set forth in Item 1.01, which information is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

(A) Repayment of a Direct Financial Obligation

Information concerning the repayment of the Company’s Existing TAA is set forth in Items 1.01 and 1.02, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: October 3, 2013	By	/s/ Kenneth B. André, III
Kenneth B. André III, Vice President and Corporate Controller